UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/16/2009

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2009, Dynavax Technologies Corporation ("Dynavax" or the "Company") announced the promotion of Jennifer Lew to Vice President, Finance. Ms. Lew also serves as the Company's Principal Accounting Officer. Effective August 16, 2009, in connection with Ms. Lew's promotion, she will receive an annual salary of $210,000. Ms. Lew is also eligible to receive annual incentive compensation of up to 40% of her annual salary.

Ms. Lew has entered into the Company's standard form of a Management Continuity and Severance Agreement, dated as of August 16, 2009 (the "Agreement"). The form of the Agreement was filed with the Securities and Exchange Commission ("SEC") as exhibit 10.38 to the Company's Form 10-K, as filed with the SEC on March 6, 2009. The Agreement provides severance payments and benefits to Ms. Lew upon termination of employment under certain circumstances, particularly in connection with a change of control of the Company. In the event of an involuntary termination, she will receive (i) a lump-sum cash payment equal to six months of her then effective annual base salary, (ii) continuing health care coverage for six months upon her election of COBRA Continuation Coverage, and (iii) six months accelerated vesting of unvested options to purchase Dynavax Common Stock.

In the event of a change in control of Dynavax, Ms. Lew will receive an additional two years vesting of unvested options to purchase Dynavax Common Stock. If Ms. Lew's employment is terminated within two years of a change in control, she also will receive (i) a lump-sum cash payment equal to twelve months of her then effective annual base salary, (ii) a lump-sum cash payment equal to her target incentive bonus, (iii) continuing health care coverage for twelve months upon her election of COBRA Continuation Coverage, and (iv) a three-year exercise period for all vested options to purchase Dynavax's Common Stock following termination of employment, but not to exceed the expiration date of any option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: August 20, 2009	By:	/s/ Michael S. Ostrach
Michael S. Ostrach
Vice President